                        UHY LLP
uhy-us.com

March 30, 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We have read Item 4.01 of Form 8-K filed with the U.S. Securities and Exchange Commission on March 30, 2026 of OptimizeRx Corporation (the “Company”) and are in agreement with the statements contained in (a) (Dismissal of Independent Registered Public Accounting Firm). We have no basis to agree or disagree with other statements of the Company contained therein.
/s/ UHY LLP
Sterling Heights, Michigan
March 30, 2026